Exhibit 10.1
ATM SERVICE AGREEMENT

This ATM Service Agreement (“Agreement”) is made this 28th day of May 2008 by and between Wasatch ATM, LLC, a Utah limited liability corporation ("Wasatch") and Charta Systems, Inc., a Utah corporation (“Charta”).

1. Agreement.

1.1. This Agreement establishes the terms and conditions under which Charta will purchase both first and second line maintenance services along with vaulting services for automated teller machines that are either owned, leased, operated, or managed by Charta. Wasatch will provide each ATM location, both First Line Maintenance ("FLM") and Second Line Maintenance (SLM") as such services are collectively referred to as the "Maintenance Services" and "Vaulting Services" (collectively, "Services" hereinafter) and are described on Schedule A -Scope of Services. During the term of this Agreement, Wasatch will have the exclusive right to provide the Services designated for each such ATM Location; provided, however, Charta may add or remove ATMs without any penalty or increase in Pricing (as defined below) so long as the aggregate number of ATMs exceeds 11.

1.1.1. Throughout the term of this Agreement, Wasatch will have discretion on its primary source for all repair parts and components ('Replacement Parts") used in the performance of Wasatch’s duties hereunder; provided, further, however that Wasatch must provide such Replacement Parts at a price that is not higher than other supply sources. Wasatch must purchase all Replacement Parts on an 'as needed' basis.

1.1.2. Charta warrants to Wasatch that should a Replacement Part prove defective by reason of improper workmanship or materials, Charta will repair or replace the defective Replacement Part with new or factory reconditioned parts without charge for parts or labor for a period of ninety (90) days after the original installation of the Replacement Part. This remedy shall be the exclusive remedy for breach of this warranty.

1.2. Vaulting Services by Wasatch are strictly limited to those of its Managing Member, Mr. Calvin Jones and are held independent of this contract except whereby the termination of vaulting services by Mr. Jones will result in the immediate termination of this agreement.

1.2.1 There are no provisions provided herein that allocate any additional compensation for vaulting services and it is the expressed intent of Wasatch that all provisions herein are valid and binding irrespective of vaulting or maintenance services.

2. Term and Renewal. The term of this Agreement will be for a period of thirty-six months, commencing on May 28, 2008 and expiring on May 28, 2011 (the "Initial Term").

2.1. THIS AGREEMENT WILL AUTOMATICALLY RENEW FOR ADDITIONAL ONE (1) YEAR PERIODS, UNLESS A PARTY GIVES THE OTHER WRITTEN NOTICE THAT THIS AGREEMENT IS TO BE TERMINATED AT THE END OF THE CURRENT TERM. SUCH WRITTEN NOTICE MUST BE GIVEN AT LEAST NINETY (90) DAYS PRIOR TO THE END OF THE INITIAL TERM OR ANY RENEWAL TERM.

2.2. If any party gives notice of non-renewal, all services provided pursuant to, and all rights and obligations of the parties described in, this Agreement will continue until either the expiration date of the then current term or renewal term or a date mutually agreed upon by the parties. Any Maintenance Services provided after any such expiration date will be provided at the then-current contract rates.

3. Pricing and Payment.

3.1 Charta shall pay Wasatch $1,000 per month exclusive of any sales, excise or use taxes, each month during the Initial Term or any renewal term of this Agreement. In the event that five or more ATMs are added or removed during the course of any month, on a cumulative basis, while maintaining a minimum of eleven, the monthly fee will adjust at a corresponding rate of $200 per month subsequent to thirteenth ATM which is considered the initial rate. No monthly charge or credit shall be allowed for ATMs that may be added or dropped during any month, and such changes shall not take effect until the start of the next month. Furthermore, except as may be explicitly provided in this Agreement there will be no adjustment to any Pricing, any surcharge or additional cost, nor any add-on fees or extra work charges imposed upon Charta unless it has specifically authorized such in writing.

3.1.1.   Non itemized expenses incurred by Wasatch are limited to $500 per quarter, based on a calendar year, and must be invoiced to Charta within 15 days of the end of the quarter whereby failure to provide an invoice will result in forfeiture of entitlement.

3.1.2. Placement of a Charta owned or operated ATM resulting from an introduction by Wasatch will be compensated at a maximum rate of $500, the “Placement Fee”.   The placement fee is due and payable at the earlier of (1) two consecutive months of fee generating transactions of 150 or more with no prorating of partial months; or (2) five equal payments of $100 beginning at end of first full calendar month of operation.

3.2. Consistent with the Pricing set forth in, and the scope of service described in Schedule A, Charta will reimburse Wasatch for contracted FLM and SLM Services.

33. All invoices must be paid in full by Charta within thirty (30) clays of receipt unless the invoice (or a portion of the invoice) is disputed by Charta. Should an invoice (or portion of the invoice) be disputed by Charta, Charta must notify Wasatch within thirty (30) days of receipt and make a reasonable effort to resolve the alleged discrepancy.

4.      Insurance. Wasatch or its partners, assuming the partners are fulfilling this contract as the sole employees of Wasatch, will maintain basic comprehensive general liability insurance coverage in the minimum automobile liability coverage in the amount of $300,000 combined single limit.

5.      Indemnification. Each party will indemnify and defend the other party, their officers, employees and agents against and hold them harmless from, without limitation, any and all liabilities, injury, death, penalties, losses, costs, damages, claims, expenses, attorneys' fees, expenses of litigation, suits, judgments, liens and encumbrances brought, suffered or incurred by the other party or third parties (collectively, "Claims") attributable to the respective acts or omissions of such party, their employees, officers, agents or subcontractors, while engaged in the performance of their duties under this Agreement, excluding however, Claims to the extent that they arise directly from the gross negligence or willful misconduct of the other party, its officers, employees, or agents. Each party will give prompt notice of any such Claim and will reasonably cooperate in the defense of such Claim(s).

6.      Losses and Liability.

6.1. Except as provided elsewhere in this Agreement, Wasatch will not be liable for any loss caused by or resulting from:

6.1.1. Any damage or loss caused to an ATM or its contents when due to theft or damage by others who are not a party to this Agreement, except where the loss or damage is the result of the negligent, reckless or intentional acts of Wasatch, its agents, or its employees.

6.1.2. Any damage or loss to an ATM or its contents where there is evidence of forced entry, except where the loss or damage is the result of the intentional act of Wasatch, its agents, or its employees.

6.2. With regard to any ATM covered hereunder, Charta will immediately furnish Wasatch a copy of any ATM activity record, including network and alarm records, whenever so requested.

6.3. Should an Wasatch employee, subcontractor or agent take currency from an ATM using keys, combinations or other means of access (including specialized training for the performance of duties under this Agreement), Wasatch will be liable to Charta for such loss to a maximum dollar value of five thousand dollars ($5,000) for each incident at any given ATM; unless Charta has given notice to Wasatch of a particular ATM that routinely contains more than $5,000 in cash and said notice has specified the amount of cash routinely loaded in that ATM, whereupon Wasatch's limit of liability for any such ATM shall be the lesser of (1) $10,000.00, or (ii) the actual cash load. Wasatch will pay such loss to Charta within thirty (30) days of the date Charta gives Wasatch written notice of such loss.

6.4. Should an Wasatch employee, subcontractor or agent while performing duties under this Agreement fail to secure any ATM, excluding the physical placement by Charta,  and as a result of such failure the contents of the ATM are removed and taken by a third party, then Wasatch will be liable to Charta for such lost contents to a maximum dollar amount of five thousand dollars ($5,000) for each incident at any ATM; unless Charta has given notice to Wasatch of a particular ATM identified on Schedule A that routinely contains more than $5,000 in cash and said notice has specified the amount of cash routinely loaded in that ATM, whereupon Wasatch’s limit of liability for any such ATM shall be the lesser of (i) $10,000, or (ii) the actual cash load. Wasatch will pay such loss to Charta within thirty (30) days of the date Charta gives Wasatch written notice of such loss.

6.5. Wasatch will use good faith, commercially reasonable efforts to recover the amounts taken as a result of a third party perpetrating any theft, burglary, or other wrongful removal for which Wasatch may hear responsibility. Upon payment by Wasatch of any amounts to Charta under this Section 6, Wasatch will be subrogated to Charta' rights to the extent of such payment. Should Charta subsequently recover amounts associated with that loss that have been previously reimbursed to Charta by Wasatch, then Charta must promptly pay such subsequently recovered amounts to Wasatch.

6.6. Each party will cooperate and assist the other with any reasonable requests in the pursuit, investigation, and recovery of losses, and will assign any rights of recovery as may be required.

6.7. IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION, LOSS OF USE, LOSS OF DATA, LOSS OF PROFIT, OR LIABILITY TO THIRD PARTIES, HOWEVER CAUSED, WHETHER BY THE NEGLIGENCE OF SAID PARTY OR OTHERWISE.

7.      Confidentiality.

7.1. The parties acknowledge that by reason of their relationship under this Agreement, they may have access to Confidential Information of the other. As used in this Agreement, "Confidential Information" means the information and materials relating to the other's business, plans, customers, software technology, and marketing strategies that are confidential and of substantial value to the other, which value would be impaired if such information were disclosed to third parties.

7.2. Each party agrees that it will not use or disclose Confidential Information other than for the purpose for which it was disclosed by the other. Each party further agrees that (a) it will not use in any way for its own account nor for the account of any third party, nor disclose to any third party, any Confidential Information revealed by the other, and (b) it will take every reasonable precaution to protect the confidentiality of the Confidential Information. Subject to these restrictions, a party may disclose Confidential Information to its employees, agents and subcontractors so long as such information is necessary for those employees, agents and subcontractors to perform their respective jobs or tasks called for in this Agreement. Each party is responsible for ensuring that all of its employees, agents or subcontractors comply with the provisions set forth in this Section 7.

7.3. In the event of cancellation, expiration or termination of this Agreement, there will be no use or disclosure by a party of any Confidential Information in its possession, and all confidential materials will be returned to the other or destroyed. Upon any breach or threatened breach of this section, a party will be entitled to injunctive relief, in addition to any other available remedies.

8.      Subcontracting.

8.1. Wasatch cannot assign this Agreement for the purpose of subcontracting its duties and responsibilities without the prior written consent of Charta, which will not be unreasonably withheld, provided however, that Charta may withhold its consent to subcontract duties and responsibilities to a subcontractor who is a competitor of Charta.

8.2. Wasatch retains full responsibility for the performance of Maintenance Services under this Agreement. The approval of any subcontractor by Charta does not in any way relieve Wasatch from full responsibility for all acts and negligence of its subcontractors, or of any person, group or organization directly or indirectly employed by such sub-contractor.

9. Termination.

9.1. In the event a party materially defaults in the performance of any of its duties or obligations, and the default is not substantially cured within thirty (30) days after notice is given to the defaulting party specifying the default, then the party not in default may, by giving notice to the defaulting party, terminate this Agreement for cause.

9.2. Any party, in its sole discretion, may immediately terminate this Agreement upon written notice to the other if the other (a) files or there is filed against any of them any bankruptcy, reorganization or other proceeding under any bankruptcy or insolvency law; (b) is unable to pay its debts as they mature; or (c) makes an assignment for the benefit of its creditors.

10. Miscellaneous.

10.1. Entire Agreement. This Agreement, including all schedules and exhibits and other writings referred to herein constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes all prior understandings or agreements, written or oral, on this subject. This Agreement may only be altered, amended or superseded by a writing agreed to and signed by the parties.

10.2. Interpretation. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and any rule that a contract is to be constructed against the drafter will not apply to this Agreement. The section headings of this Agreement are solely for convenience and will not be considered in its interpretation. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law. However, in the event that any term or provision of this Agreement is deemed or held to be invalid, illegal or unenforceable, the remaining terms and provisions of this Agreement will nevertheless continue and be deemed to be in full force and effect.

10.3. Survival. Upon the cancellation, expiration or termination of this Agreement, all of the following Sections will survive: 3 ("Payment and Pricing'); 5 ("Indemnification"); 6 ("Losses & Liability"); 7 ("Confidentiality"); and 10.5 ("Dispute Resolution"). In addition, any provisions relating to the enforcement of any of the surviving provisions and any remedies available under this Agreement also will survive.

10.4. Relationship of the Parties. The relationship of the parties under this Agreement is one of independent contractors, and not one of fiduciaries, except Mr. Calvin Jones who is also a shareholder and Chief Operations Officer of Charta. Under no circumstances will the relationship between the parties be construed to be that of a joint venture or partners, nor is it intended that the relationship be subject to subchapter K of the Internal Revenue Code. No party will hold itself out as, or be deemed to be, an employee, agent, partner or joint venture of the other, and each party's authority will be limited to the matters expressly set forth in this Agreement. There are no third-party beneficiaries who are intended to benefit in any way from the terms and provisions of this Agreement.

10.5. Dispute Resolution. All disputes arising out of or relating to this Agreement will be settled by arbitration before a sole arbitrator under the then current Commercial Arbitration Rules and, if necessary, the Rules for Emergency Orders of Protection, of the American Arbitration Association. The duty and right to arbitrate will extend to any employee, officer, shareholder, agent or affiliate of the parties.

10.6. Governing Law; Venue. This Agreement will be governed by and construed in accordance with the laws of the State of Utah applicable to agreements made and to be performed entirely within that State, without regard to that states conflict of law provisions. The exclusive venue for any arbitration or legal proceeding arising out of or relating to this Agreement will be in the county of the party who is not initiating the arbitration, unless otherwise agreed in wilting by the parties. Each party irrevocably waives any objection that it may have at any time to those venues.

10.7. Waiver. No failure or delay on the part of either party in exercising any power or right under this Agreement will operate as a waiver, nor will any single or partial exercise of any such power or right preclude any other further exercise thereof or the exercise of the other power or right. No waiver by either party of any provision of this Agreement, or of any breach or default will be effective unless in writing and signed by the party against whom such waiver is to be enforced.

10.10. Notices. Any notice that a party wishes or is obligated to give under this Agreement must be in writing and delivered to the intended recipient by (a) hand, (h) United States certified mail, return receipt requested, or (c) a nationally-recognized overnight courier (such as Fed Ex), addressed to each party as follows or to such other address as a party may subsequently designate by notice:

IF TO CHARTA:                                                                           IF TO Wasatch:
Charta Systems, Inc.                                                                  Calvin Jones, Managing Partner
4685 Highland Drive, #202                                                                  Wasatch ATM, LLC
Salt Lake City, UT  84117                                                                  491 West 5300 South, #119
Attention: Thomas Howells                                                                  Murray, Utah 84123
President

Notices will be deemed to have been given or made three (3) Business Days after deposit in the United States mail or one (1) Business Day after delivery to the overnight courier service for next-day delivery. For the purpose of this Agreement, "Business Days" means Monday through Friday, excluding federal holidays.

10.11. Assignments. This Agreement will be binding in accordance with its terms upon the parties and their permitted transferees, assigns and successors in interest. No party will voluntarily or by operation of law assign or transfer this Agreement (or any rights or obligations thereunder) without the express prior written consent of the other, which consent will not be unreasonably withheld.  For purposes of this Section 10.11, a "Purchasing Entity" shall mean any individual or entity that purchases substantially all of the assets of a party.

10.12. Execution. This Agreement may be executed in one or more counterparts, each of which will constitute an original agreement, but will not be enforceable until delivery of the executed counterparts. The parties acknowledge that this agreement may be executed using electronic or facsimile signatures, and that each signature will be legally binding to the same extent as a written signature. Each party waives any legal requirement that this Agreement be embodied, stored or reproduced in tangible media, and agrees that an electronic reproduction will be given the same legal force and effect as a signed writing. Each of the undersigned declares and represents that he or she is competent to execute this instrument and that he or she is duly authorized, and has the full right and authority, to execute this Agreement on behalf of the party for whom he or she is signing.

IN WITNESS WHEREOF, the parties set their hands and seals as of the day and year first above written.

CHARTA SYSTEMS, INC.                                                                           WASATCH ATM, LLC

_/s/ Travis Jenson_______   __1/20/09__                                                                           _/s/ Calvin Jones_______   __1/20/09__
Travis Jenson, Secretary          Date                                                                              Calvin Jones, Manager                Date

SCHEDULE A
SCOPE OF SERVICES
"Maintenance Services" means the First Line Maintenance, Second Line Maintenance and other services described in this Schedule.

First Line Maintenance ("FLM"). Wasatch will provide FLM Services for those ATMs designated in Schedule A. FLM generally requires no tools or service parts, and includes the following:

1.1. Clearing of receipt/journal paper jams.

1.2. Retrieval and clearing of Jammed cards.
13. Clearing of all currency jams (including fanning money when necessary).

1.4. Check supplies for receipt/journal printers and replenish with Charta or merchant-supplied consumables.

1.5. In the event of an "electronics journal full" condition copy the journal to a disk.

1.6. Respond to media transports that are not functioning properly and clear them of any foreign objects (e.g. jams).

1.7. Clean ATM dip, swipe, or motorized card readers (when card reader malfunction is indicated).

1.8. Check placement of captured card tray and reposition if necessary.

1.9. Visually check ATM during routine ELM visits to verify and perform corrective measures as required on the following:

-        Lights functioning properly.

-        Proper operation of the card access device.

-        General cleanliness of ATM and surrounding area.

-        ATM screen is clean.

1.10. Verify that all aspects of the ATM are operational.

1. 11. Extended First Line Services are defined as visits to verify operation and notify Charta of any service issues regarding other third-party service providers. It is not Wasatch's responsibility to repair these issues (except ATM resets and modem resets), but to only report them to Charta. Examples of Extended First Line Service issues are as follows:

Power issues.

Phone line issues

Network and general non-ATM communication issues.

Modem resets.

ATM resets.

No fault found situations.

1.12. When an ATM is vandalized, Wasatch will provide a repair estimate. If Charta decides to utilize Wasatch for repairs or if the ATM is deemed "totaled" by Charta, then Wasatch will not charge for the estimate. If another service provider is selected to make the repairs, then Wasatch is authorized to contract for the estimate call at a rate not to exceed $99.00 per hour (second line technician required).

1.13. Response time for the purposes of this Agreement will mean the time taken by Wasatch to respond to a. call, commencing from the time the call is placed to Wasatch and ending when Wasatch actually arrives at the ATM Wasatch will be deemed to be in default of this obligation if during any calendar month period it takes more than seventy-two (72) hours to respond to any ATM provided the owner of the location does not impede access to the ATM.

1.14. In the event that Maintenance Service calls exceed the response time for three (3) consecutive calendar months, both parties agree to cooperatively investigate the situation, and to (i) renegotiate the current monthly contract rate.

2.	Second Line Maintenance ("SLM"). Wasatch will provide SLM Services for ATMs;. SLM includes remedial maintenance and parts replacement.

2.1. The service hours and response times for each ATM Location are deemed to be the next business day assuming normal business hours.  Wasatch will be deemed to be in default of this obligation if during any calendar month period it takes more than seventy-two (72) hours to respond to any ATM provided the owner of the location does not impede access to the ATM.

2.2. SLM consists of Remedial Maintenance and Replacement Parts, as described below, necessary to keep the ATM in Good Operating Condition.

Remedial Maintenance -- Remedial Maintenance consists of those functions required to repair a malfunctioning ATM and return it to Good Operating Condition.

Replacement Parts -- Wasatch will install parts on an exchange basis. Installed parts may be new or reconditioned used parts. Replacement parts become the property of the ATM owner. Replaced parts become the property of the ATM owner.

For the purposes of this Agreement, the term 'Good Operating Condition' means conformance to the manufacturer's then-current customer-level documentation.

2.3. Excluded Services. The following items are not covered by this Agreement and Wasatch is authorized to contract service providers on behalf of Charta at a rate of up to $99.00 per hour plus parts:

any service which, at Charta' request, is provided outside the hours of coverage or upon arrival at the service location at the scheduled or agreed upon time,

vandalism, or neglect or abuse that is in excess of $250.00 per ATM per occurrence; acts of God, but excepting up to $250.00 per ATM per occurrence in damage caused by lightening strikes;

damage ordinarily covered by insurance, or resulting from air conditioning or humidity control;

any service made necessary by the refurbishing, maintenance, or repair of the ATM equipment by non-Wasatch personnel after the date said ATM is covered by this Agreement;

any services with respect to software or firmware programming, or any damage to ATM equipment caused by software or firmware programming; provided, however, this exclusion shall not apply to the reloading of encryption keys (to the extent allowed and if not allowed or requiring additional expertise, Wasatch shall be authorized to contract service providers); and

any and all services arising out of legal or network requirements that would involve a change, modification or upgrade in hardware and/or software (e.g., Triple DES and ADA accessibility issues).

(NOTHING ELSE FOLLOWS)